International Growth and Income Fund, Inc.
One Market, Steuart Tower, Suite 1800
San Francisco, California 94105
Telephone (415) 421-9360

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$23,989
Class B	$246
Class C	$1,155
Class F-1	$2,863
Class F-2	$1,788
Total	$30,041
Class 529-A	$143
Class 529-B	$6
Class 529-C	$22
Class 529-E	$6
Class 529-F-1	$2
Class R-1	$23
Class R-2	$43
Class R-3	$42
Class R-4	$32
Class R-5	$523
Class R-6	$835
Total	$1,677

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.4524
Class B	$0.3569
Class C	$0.3530
Class F-1	$0.4575
Class F-2	$0.4972
Class 529-A	$0.4429
Class 529-B	$0.3507
Class 529-C	$0.3636
Class 529-E	$0.4026
Class 529-F-1	$0.4753
Class R-1	$0.3535
Class R-2	$0.3626
Class R-3	$0.4096
Class R-4	$0.4535
Class R-5	$0.4297
Class R-6	$0.3412

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	57,442
Class B	745
Class C	3,523
Class F-1	6,604
Class F-2	4,779
Total	73,093
Class 529-A	379
Class 529-B	19
Class 529-C	72
Class 529-E	17
Class 529-F-1	5
Class R-1	69
Class R-2	132
Class R-3	108
Class R-4	75
Class R-5	251
Class R-6	2,567
Total	3,694

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$24.78
Class B	$24.75
Class C	$24.75
Class F-1	$24.78
Class F-2	$24.79
Class 529-A	$24.77
Class 529-B	$24.74
Class 529-C	$24.72
Class 529-E	$24.78
Class 529-F-1	$24.79
Class R-1	$24.76
Class R-2	$24.74
Class R-3	$24.78
Class R-4	$24.79
Class R-5	$24.86
Class R-6	$24.78